Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and between

GARMIN INTERNATIONAL, INC.

and

NXT-ID, INC.

For the capital stock of

FIT PAY, INC.

Dated as of September 9, 2019

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is dated as of September 9, 2019 (the “Closing Date”) and entered into by and between Garmin International, Inc., a Kansas corporation (“Buyer”), and Nxt-ID, Inc., a Delaware corporation (“Seller”) and Fit Pay, Inc., a Delaware corporation (the “Company”).

PRELIMINARY STATEMENTS:

A. As of the Closing Date, Seller owns all of the issued and outstanding shares of capital stock (the “Shares”) of the Company; and

B. Upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and receive from Seller, the Shares.

STATEMENT OF AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, (i) a parent company (if any) that owns, directly or indirectly, a majority of a party to this Agreement and (ii) any other company that is a Subsidiary of a party or its parent company.

“Business” means the operation of the token requestor management platform that delivers end-to-end solutions to device manufacturers for contactless payment capabilities, credentials management, authentication and other secure services.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday in the State of New York, or is a day on which the New York Federal Reserve Bank is not open for business.

“Cash” means the cash and cash equivalents of the Company as of Closing, less (a) the amount of any “cut” but uncashed checks issued by the Company that are outstanding as of Closing, and any cash, book or bank account overdrafts.

“Contract” means agreements, leases, licenses, contracts or other commitments of any nature, whether written or oral.

“Environmental Laws” means all Laws relating to the regulation and protection of human health, safety, the environment, or natural resources.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States or foreign federal, state, provincial, regional, local or municipal legislative, executive or judicial department, commission, board, bureau, agency, office, tribunal, court or other instrumentality, governmental or quasi-governmental.

“Income Tax” means any federal, state, local or foreign Tax measured or imposed on net income, including any interest, penalty or addition thereto, whether disputed or not.

“Income Tax Return” means any Tax Return relating to Income Taxes, including any schedule or attachment thereto.

“Indebtedness” of any Person at any date means, without duplication, (i) all indebtedness of such Person for borrowed money whether short-term or long-term, (ii) any Liability evidenced by bonds, debentures, notes or similar instruments, (iii) any Liability to pay the deferred purchase price or deferred rent of property or services (other than trade payables and accrued expenses incurred and payable in the ordinary course of business that are not more than 90 days past due), including, but not limited to, any earn-out that may or may not be payable or similar obligations, (iv) all Liability in respect of letters of credit, acceptance credit or similar facilities, (v) all obligations or commitments to repay deposits or other similar amounts advanced by and owing to third parties, (vi) any capitalized lease indebtedness or other indebtedness arising under conditional sales contracts and other similar title retention instruments, (vii) all interest, fees and other expenses owed with respect to indebtedness in the foregoing clauses (i) through (vi), (viii) all indebtedness referred to in the foregoing clauses (i) through (vii) that is directly or indirectly guaranteed by such Person, and (ix) all indebtedness referred to in the foregoing clauses (i) through (vii) that is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets or property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means all (a) patents, patent applications, continuations, continuations-in-part, divisions and reissues thereto, (b) registered trademarks and applications therefor, (c) registered copyrights, (d) Internet domain name registrations, and (e) confidential ideas, trade secrets, computer software (including source code, object code, computer instructions, algorithms, lines of code, specifications, operating instructions, integrated databases, libraries, software development kits, and application program interfaces, together with any corresponding documentation), know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information.

“Knowledge” means, with respect to the Company, the knowledge of Michael Orlando, Tom DaPolito, Gino Pereira or Vincent S. Miceli and with respect to Seller, the knowledge of Gino Pereira, Michael Orlando or Vincent S. Miceli. For purposes of this Agreement, an individual shall be deemed to have knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter after reasonable inquiry.

“Laws” means with respect to the United States and all other countries, all federal, state and local laws, statutes, final rules and regulations, laws, ordinances and codes, now or hereafter in effect, including any judicial and administrative interpretations thereof, and all Orders.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License Agreement” means the license agreement, substantially in the form attached to this Agreement as Exhibit A, to be entered into at the Closing between Seller and the Company pursuant to which the Company will license the right to manufacture and distribute “Project Hendrix” devices.

“Lien” means any security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, restriction, right of first refusal, encumbrance or other similar arrangement or interest in real or personal property, whether now or hereafter owned, operated or leased.

“Non-Income Tax Return” means any Tax Return relating solely to Taxes other than Income Taxes and, for the avoidance of doubt, shall not mean or include any Income Tax Return.

“Order” means any order, injunction, judgment, decree, ruling, writ, arbitration decision or award, Permit or assessment of a Governmental Authority.

“Organizational Documents” means, for a corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of any preferred shareholders of such corporation, and any shareholder rights agreement.

“Permit” means any approval, consent, license, certificate, registration, permit, waiver or other authorization issued, granted, given or otherwise made available by or under a Governmental Authority or pursuant to any Law, and all pending applications therefor or renewals thereof.

“Permitted Liens” means (i) Liens for Taxes or assessments and similar charges, which either are not delinquent or are being contested in good faith and by appropriate proceedings which have been disclosed by Seller prior to the Closing Date and have been established on the Company’s books with respect thereto, (ii) mechanics’, materialmen’s or contractors’ Liens or any similar statutory Lien or restriction for amounts not yet due or payable that have been established on the Company’s books with respect thereto, (iii) covenants, conditions, restrictions, easements and other matters affecting the Company’s assets or properties which do not impair the occupancy or use, value or marketability of the property which they encumber, (v) any and all matters and encumbrances (including, without limitation, fee mortgages or ground leases) affecting the Leased Real Property not created or granted by the Company, and (vi) transfer restrictions under applicable securities Laws. Any Permitted Liens are described on Schedule 1.1.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority, of any nationality or jurisdiction.

“Pre-Closing Straddle Period” means the portion of a Straddle Period that ends on the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Seller Expenses” means the costs and expenses incurred on or prior to the Closing Date by Seller or the Company (including any costs or expenses incurred, paid or agreed to be paid by the Company on behalf of Seller) in connection with this Agreement and the transactions contemplated hereby to the extent not paid by Seller or the Company prior to Closing, including (i) any bonuses or other compensation or remuneration Seller promises to pay to any employee, contractor, consultant or other Person upon consummation of the transactions contemplated in this Agreement, (ii) all fees, commissions, costs and expenses of the Company’s investment bankers, financial advisors, accountants and legal counsel incurred in connection with the transactions contemplated hereby, and (iii) all other fees, commissions, costs and expenses of other third parties engaged by the Company or Seller to conduct any specific tasks or perform any specific analysis for the Company or Seller in connection with the transactions contemplated hereby. All Seller Expenses are set forth on Schedule 2.3(c) accompanying this Agreement.

“Solvent” means, with respect to any Person on any date of determination, that on such date (i) the fair value of such Person’s assets is greater than the total amount of such Person’s Liabilities, (ii) the present fair saleable value of such Person’s assets is not less than the amount that will be required to pay the probable Liabilities of such Person as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur Liabilities beyond such Person’s ability to pay such Liabilities as they mature, and (iv) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual matured liability.

“Straddle Period” means a taxable period which begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity, in any jurisdiction, of which a majority of the total voting power of shares of stock or similar equity or ownership interest thereof entitled to vote in the election of directors, managers or trustees (or members of any similar governing body) thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, customs fees, governmental fee or other like assessment or charge of any kind whatsoever, including obligations under applicable escheat or unclaimed property Laws, together with any interest, penalty, addition to tax or additional or liquidated amount imposed by any Governmental Authority, whether disputed or not.

“Tax Authority” means any Governmental Authority responsible for the imposition, or collection, administration or enforcement of any Tax, in any jurisdiction.

“Tax Return” means any return, declaration, report, claim for refund, domestic or foreign. or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE II.

PURCHASE AND SALE

2.1 Purchase and Sale. Upon and subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, all of Seller’s right, title and interest in, to or under the Shares.

2.2 Purchase Price. In consideration of the sale of the Shares by Seller to Buyer, Buyer shall pay to Seller an aggregate cash purchase price (the “Purchase Price”) equal to $3,358,593, minus (a) the aggregate amount of all Indebtedness of the Company as of the Closing Date, all of which is set forth on Schedule 2.3(b) minus (b) all Seller Expenses as forth on Schedule 2.3(c), minus the amount of the excluded accounts payable set forth on Schedule 2.3(d), plus Cash (if any) on hand at Closing. Buyer paid $500,000 of the Purchase Price as an advance payment on August 7, 2019 (the “Advanced Amount”).

2.3 Payment of Purchase Price. At the Closing, Buyer shall pay the Purchase Price as follows:

(a) to Seller, the Purchase Price, less the Advanced Amount;

(b) to the holders of any Indebtedness, the amount of the Indebtedness to be repaid at the Closing as set forth on Schedule 2.3(b) in accordance with the instructions provided to Buyer prior to the Closing; and

(c) to the Persons set forth in Schedule 2.3(e), Seller Expenses set forth in Schedule 2.3(c) in accordance with the instructions received from such Persons prior to the Closing.

2.4 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution by all parties of this Agreement on the Closing Date, or at such other place, on such other date and at such other time as may be agreed upon in writing between Seller and Buyer. The Closing contemplated hereby may occur electronically via email and/or physical delivery of documents to be held in escrow pending closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Each of Seller and the Company, jointly and severally, represents and warrants as of the Closing Date (except for those representations and warranties made as of another date) to Buyer, subject to the exceptions as are specifically disclosed with respect to specific numbered and lettered subsections of this Article III in the Schedules hereto, delivered herewith and dated as of the date hereof, as follows (Seller, and not the Company, shall be responsible for all indemnification obligations under Section 7.3(a)(i) arising out of any breach of any of the representations and warranties made below by Seller or the Company):

3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The Company has no Subsidiaries and does not have the right to acquire an ownership interest in any other Person.

3.2 No Conflicts. The performance and consummation of the transactions contemplated in this Agreement do not and will not, (i) conflict with or result in a material violation or breach of any of the terms, conditions or provisions of the Company’s Organizational Documents; (ii) conflict with or result in a material violation or breach of, or default under, give rise to any right of acceleration or termination of, or otherwise require the consent of any Person pursuant to, any of the terms, conditions or provisions of any Company Contract disclosed or required to be disclosed on Schedule 3.181a); (iii) result in the creation of any Lien on any of the assets or properties of the Company; or (iv) conflict with or result in a material violation or breach of any Laws or Orders applicable to the Company or any of its assets or properties.

3.3 Authorization. Seller has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized on behalf of Seller and no shareholder approval or other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitute or will constitute upon execution and delivery valid and binding agreements of Seller, enforceable against Seller in accordance with its terms.

3.4 Solvency. On the Closing Date Seller is Solvent.

3.5 Compliance With Laws; Permits. The Company is not, and at all times since May 19, 2017, has not been, in material violation of any applicable Laws or Order, and the Company has not been given written notice of or has been threatened in writing to be charged with any such violation. The Company owns, holds, possesses or lawfully uses in the operation of the Business all Permits which are in any manner necessary for it to conduct the Business as now conducted, or for the ownership, operation and use of its assets, free and clear of all Liens (other than Permitted Liens). The Company is not in material default, nor has it received any notice of any claim of default, with respect to any such Permits. All such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. Without limiting any of the foregoing, any Permits that are necessary to operate the Business that were previously held by Seller or any other Person have been transferred to the Company, and the Company holds such Permits as of the Closing Date. Seller agrees to sign any documents or take any other action necessary, in Buyer’s reasonable opinion, after Closing to ensure that the Company holds any such Permits.

3.6 Governmental Approvals. No approval, consent, waiver or authorization of, or registration, declaration or filing with, exemption by, or any notice to, any Governmental Authority or other regulatory body is required to be made, obtained or given by the Company: (a) for or in connection with the consummation of the transactions contemplated in this Agreement, or (b) as a condition to the legality, validity or enforceability of the transactions contemplated in this Agreement.

3.7 Capitalization.

(a) The authorized shares of the Company consist of 1,000 shares of common stock, par value $0.0001 per share, of which 1,000 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and nonassessable.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person, including without limitation any Governmental Authority.

(c) There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of stock of the Company or obligating Seller or the Company to issue or sell any shares of stock of, or any other interest in, the Company. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

(d) Seller is the sole record and beneficial owner of the Shares. No other Person owns any interest in or has any right to any capital stock or equity interests in the Company. Seller has good and valid title to the Shares, free and clear of all Liens. Seller is not a party to any option or warrant or other right, agreement, arrangement or commitment obligating Seller to transfer any of the Shares, restricting the transfer of any of the Shares or affecting the voting of any of the Shares.

3.8 Litigation. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or known investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Company’s Knowledge, overtly threatened against or by the Company, to Company’s or Seller’s Knowledge’s, any of their Affiliates: (i) relating to or affecting the Company or any of the Company’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

3.9 Intellectual Property Rights.

(a) Schedule 3.9(a) sets forth a complete and correct listing of the following Company IP (i) patents, patent applications, continuations, continuations-in-part, divisions and reissues thereto, (ii) registered trademarks and applications therefor, (iii) registered copyrights, and (iv) Internet domain name registrations.

(b) Any patents, patent applications or other Intellectual Property that is necessary to operate the Business that was previously owned by Seller or any other Person, including the Intellectual Property listed on Schedule 3.9(b), has been transferred to the Company prior to Closing, and the Company fully owns such Intellectual Property as of the Closing Date free any clear of any Liens other than Permitted Liens. Seller does not own any Intellectual Property used by the Company in the conduct of its business.

(c) To Company’s Knowledge, the Business as it has been conducted and is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and no Person has asserted any claim of the foregoing or challenging the ownership, validity or enforceability of any Intellectual Property owned, licensed or used by the Company. Neither the Company nor Seller received or sent any written notices or written communications (including emails) alleging any of the foregoing (including any demand letters). To Company’s Knowledge, no event has occurred that would give any third party a right to obtain Company IP from any escrow agent.

(d) The Company: (i) owns and possesses the entire and exclusive right, title and interest in and to the Company IP, free and clear of any Liens (other than Permitted Liens or written licenses of Intellectual Property to third parties made available to Buyer prior to Closing); or (ii) has been granted sufficient rights pursuant to a written Contract made available to Buyer in and to any Intellectual Property not owned by the Company which is material to conduct the Business of the Company as it has been conducted or is currently conducted. All of the Intellectual Property owned by the Company, including without limitation all Intellectual Property referred to in Section 3.9(b) (collectively, the “Company IP”) is subsisting, valid and enforceable.

(e) The Company has taken reasonable necessary actions to maintain and protect the Company IP and confidential and proprietary information owned or used by the Company, no loss or expiration of any Intellectual Property owned by the Company is pending or, to Company’s Knowledge, threatened or reasonably foreseeable (except for patents expiring at the end of their statutory terms and not due to any failure by the Company to pay any maintenance fees, and subject to the requirement of payment of patent and trademark maintenance fees as they become due in the future), and the Company has not taken any action which would reasonably be expected to have a material and adverse effect on its rights in any of the Intellectual Property.

(f) No Public Software (i) forms part of the Company IP; or (ii) was or is distributed by the Company to third parties, in whole or in part, in conjunction with the Company IP, in each case (i) and (ii) that would require (A) any software included in the Company IP to be licensed free of charge or for a nominal fee, (B) the source code of any software included in the Company IP to be disclosed, licensed or distributed, or (C) granting rights to any third party to modify or create derivative works of any software included in the Company IP. For purposes of this Section 3.9(f), “Public Software” means any software licensed to or otherwise used by the Company that, to Company’s Knowledge, contains, or is derived in any manner (in whole or in part) from, any software that is distributed as “free software”, open source software or similar licensing or distribution models.

3.10 Financial Statements.

(a) Attached to Schedule 3.10 hereto are copies of the (i) unaudited financial statements (balance sheet, statement of operations, statement of cash flows and statement of shareholders’ equity) of the Company as at, and for the fiscal years ended December 31, 2017 and December 31, 2018, and a balance sheet as of June 30, 2019 (collectively, the “Financial Statements”). The Financial Statements were prepared from the books and records of the Company in accordance with the Company’s historical practices, applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject, in the case of unaudited financial statements, to normal year-end audit adjustments.

(b) The accounts receivable shown on the balance sheet as of June 30, 2019 (the “Balance Sheet Date”) included in the Financial Statements (the “Balance Sheet”) and accounts receivable since the date thereof, arose from bona fide transactions in the ordinary course of business and consistent with past practice. Since the Balance Sheet Date, the Company has continued all pricing, sales, receivables and payables production practices in accordance with the ordinary course of business and consistent with prior period practice and has not engaged in (i) any practice intended to have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods or (ii) any practice intended to have the effect of postponing to post-Closing periods payments by the Company that would otherwise be expected (based on past practice) to be made in pre-Closing periods.

(c) Provided that the Indebtedness set forth on Schedule 2.3(b) is paid in full at Closing, the Company has no Indebtedness as of the Closing.

(d) Since the Balance Sheet Date, the Company has continued to pay all accounts and notes payable in accordance with the ordinary course of business and consistent with prior period practice and the payment terms of its suppliers or vendors, and none of such payables is delinquent.

3.11 Books and Records. The minute books and stock record books and other similar records of the Company have been provided or made available to Buyer prior to the execution of this Agreement.

3.12 Absence of Changes. Since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practice. In addition, without limiting the generality of the foregoing, since the Balance Sheet Date, other than in connection with the transactions contemplated hereby, with the exceptions set forth on Schedule 3.12, the Company has not:

(a) entered into any Contract in connection with any transaction involving a proposal for a merger or other business combination involving the Company or any transaction involving a proposal or offer to acquire membership interests or substantially all of the assets of the Company;

(b) acquired any business or Person, whether by merger, consolidation or reorganization or by purchase of its assets or equity interests;

(c) entered into any strategic alliance, joint development or joint marketing Contract;

(d) received a written notice of default or termination of or under any Company Contract;

(e) declared or paid any dividends or other distribution of any kind;

(f) amended its Organizational Documents;

(g) made or agreed to make any transfer, disposition or sale of, waiver or cancellation of any claims or rights to, license or lease of, or incurrence of any Liens on, any assets or properties of the Company;

(h) made or agreed to make payment, discharge or satisfaction, in an amount in excess of $50,000, of any disputed claim or disputed Liability;

(i) incurred, assumed or guaranteed any Indebtedness, issued or sold any debt securities or guaranteed any debt securities of others;

(j) incurred or committed to incur capital expenditures in excess of $50,000, individually, or incurred or committed to incur capital expenditures in excess of $100,000 in the aggregate;

(k) granted or promised any increase in the compensation or benefits payable or to become payable to any officer, director, consultant or employee, except for normal merit and cost of living increases in the ordinary course of business;

(l) made, revoked or changed any Tax election or method of Tax accounting or settled or compromised any liability with respect to Taxes of the Company; or

(m) made any change in any method of accounting or accounting practice by the Company, except for any such change required by reason of a concurrent change in applicable requirements of GAAP;

(n) sold, leased, licensed, abandoned or otherwise disposed of any assets of the Company other than for fair consideration in the ordinary course of business, consistent with past practices; or

(o) agreed, authorized or otherwise committed to do any of the foregoing.

3.13 No Undisclosed Liabilities. There are no material Liabilities of, relating to or affecting the Company or any of its assets or properties, other than (i) current Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and in accordance with the provisions of this Agreement and (ii) Liabilities that are reflected, reserved for or disclosed in the Balance Sheet (including any notes thereto), and (iii) Seller Expenses. For purposes of this Agreement, “ordinary course” Liabilities include only Liabilities incurred in the normal course of the business of the Company, consistent with past practice and amounts, and do not include Liabilities arising from the breach of or default under the Company Contract or the violation of any Laws, Order or Permit. For the purpose of clarity, any and all obligations and Liabilities related to earn-out or other contingent payments that are or may be payable to the former shareholders of the Company (including any obligations to provide reports regarding sales and revenues) under the Agreement and Plan of Merger dated as of May 19, 2017 by and among Seller, the Company, Fit Merger Sub, and the former shareholders of the Company are obligations and Liabilities of Seller, and the Company does as of the Closing and will not following the Closing have any obligations or Liabilities related to any such earn-out or other contingent payments.

3.14 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company have been duly and timely filed (taking into account any extensions of time to file) with the appropriate Tax Authority. All such Tax Returns are true, correct and complete in all material respects and prepared in compliance with all applicable Laws. All Taxes due and payable or owed by or with respect to the Company (whether or not shown to be due and payable on any Tax Return) have been timely paid or withheld and remitted to the appropriate Tax Authority.

(b) The Company has (i) withheld and paid to the appropriate Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder, vendor or other third party, and (ii) complied with all information reporting and backup withholding requirements, including the filing of all required Forms W 2 and Forms 1099 and the maintenance of all required records with respect thereto.

(c) No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There is no audit, dispute, claim or proceeding related to Taxes pending or, to Company’s Knowledge, threatened against the Company by a Governmental Authority. All Tax deficiencies or assessments asserted or made by a Governmental Authority against the Company have been fully paid or settled. There are no Liens for Taxes upon the assets or properties of the Company other than Liens for Taxes not yet due and payable. There are no requests for rulings in respect of any Taxes pending between the Company and any Tax Authority, and there is no power of attorney given by or binding upon the Company that is currently in effect.

(d) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no outstanding agreements or waivers (i) extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or that include or are treated as including, the Company, or (ii) with respect to any Tax assessment or deficiency affecting the Company.

(e) The Company (i) was not included and is not includable in the Tax Return of any affiliated, consolidated, combined, unitary or similar group of corporations (other than the group that consists of Seller, the Company and Seller’s other wholly owned Subsidiary), and the Company is not the successor (whether by merger, conversion, liquidation or otherwise) to any Person that was so included or includible, (ii) is not a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement, or (iii) has no Liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of Law in any material amount), or as a transferee or successor, by Contract (other than a Contract, the principal of which does not related to Taxes) or otherwise.

(f) The Company has not participated, within the meaning of Treasury Regulations Section 1.6011, in any “reportable transaction” within the meaning of Section 6707A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.6011-4(b) or any analogous provision of state, local or foreign Law. The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 (or any similar Law).

(g) None of the assets of the Company constitute “tax-exempt bond financed property” within the meaning of Code Section 168, and none of such assets is subject to a lease, safe harbor lease or other arrangement as a result of which such assets are required for federal Income Tax purposes to be treated as owned by a Person other than the Company.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for the taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting (including adjustments pursuant to Section 481) for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) deferred revenue or prepaid amount received on or prior to the Closing Date.

(i) Schedule 3.14(i) lists all federal, state, and local Income Tax Returns filed by or with respect to the Company for taxable periods to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired, and indicates those Income Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. Such Schedule also indicates all jurisdictions where the Company currently files a Tax Return, including sales and use, value-added (VAT) or goods and services (GST) Tax Returns. Seller or the Company has made available to the Buyer correct and complete copies of all federal Income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company filed or received since January 1, 2016.

(j) The aggregate unpaid Taxes of the Company (i) did not exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns. Since the date of the Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

3.15 Benefit Plans; ERISA.

(a) Schedule 3.15 lists all Benefit Plans. For purposes of this Agreement, “Benefit Plan” means any employee benefit plan, arrangement, policy or commitment (whether written or oral and whether or not an employee benefit plan within the meaning of Section 3(3) of ERISA), including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan or other welfare benefit plan or any holiday or vacation practice, currently maintained, sponsored or administered by the Company or the Subsidiary for which the Company or the Subsidiary has or may have Liability.

(b) With respect to each Benefit Plan, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company could, directly, or indirectly, be subject to any Liability under ERISA, the Code or any other applicable Law, except Liability for benefits claims and funding obligations payable in the Ordinary Course of Business.

(c) No Benefit Plan is subject to Section 302 or Title IV of ERISA or Code Section 412.

(d) No Benefit Plan that is a welfare plan within the meaning of ERISA Section 3(1) (regardless of whether the plan is covered by ERISA) provides benefits to current or former employees beyond retirement or other termination of service (except as otherwise required by Law).

(e) No Benefit Plan is a “nonqualified deferred compensation plan” as that term is defined under Code Section 409A.

(f) The Company does not have any deferred compensation plans and does not owe any deferred bonuses or other deferred compensation to any of its employees as of the Closing.

3.16 Assets.

(a) The Company has good and valid title to, or in the case of leased property and assets, has a valid leasehold interest in, all of its tangible property and assets, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business (collectively, the “Assets”). None of the Assets is subject to any Lien other than Permitted Liens. All of the assets used by the Company in the conduct of its business (other than goods in transit) are located on the premises of the Company. Without limiting any of the foregoing, any assets that are necessary to operate the Business that were previously held by Seller or any other Person have been transferred to the Company, and the Company fully owns such assets as of the Closing Date, free and clear of any Liens other than Permitted Liens.

(b) No Person other than the Company owns any material equipment or other tangible assets or properties situated on the premises of the Company or used in the operation of the Business, except for items leased by the Company.

(c) The Company does not own any real property.

(d) Schedule 3.16(d) sets forth (i) a true, correct and complete list of all real property leased, subleased or licensed to the Company (collectively, the “Leased Real Property”), and (ii) the address of each parcel of Leased Real Property. A true and correct copy of each such lease and any material amendments thereto have been made available to Buyer. The Company has not granted any Person the right to use or occupy any portion of any parcel of Leased Real Property or received notice of any claim of any Person to the contrary.

3.17 Company Systems. To Company’s Knowledge, there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting any computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or managed by Company (“Company Systems”) that has caused or could reasonably be expected to cause any: (i) substantial disruption of or substantial interruption in or to the use of such Company Systems or the conduct of the Company’s Business; (ii) material loss, material destruction, material damage, or material harm of or to the Company or its operations, personnel, property, or other assets; (iii) unavailability of any services or data Company licenses or sells to its customers, or (iv) any Action against the Company (including, without limitation, any breach of contract claims or claims for service credits). The Company has taken all reasonable actions, consistent with reasonable and applicable industry practices, to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Company (x) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; and (y) acts in material compliance therewith.

3.18 Contracts.

(a) Schedule 3.18(a) sets forth a list (including applicable date, Contract title, and party names) of each of the following Contracts (other than customary engagement letters with attorneys or accountants) to which the Company is a party or by which it is bound (the “Company Contracts”):

(i) each Contract that involves the annual payment of an amount greater than $50,000;

(ii) each Contract that was not entered into in the ordinary course of business;

(iii) Contracts with each of the top ten customers of the Company determined by the revenue received from such customers for the twelve (12) month period ended December 31, 2018;

(iv) each Contract that limits the freedom of the Company to engage in any line of business, to compete with any Person, to solicit for employment, hire or obtain the services of any Person or to sell any products or services of or to any Person;

(v) each Contract that involves payments to or by any Person based on sales, purchases or profits, other than (i) direct payments for goods, or (ii) any plan for the payment of bonuses to employees of the Company;

(vi) each Contract that includes a proxy, power of attorney or similar delegation of authority of the Company or the Subsidiary, or a guarantee of the obligations of any other Person; and

(vii) each Contract for the lease of personal property to or from any Person.

(b) Each of the Company Contracts is a legal, valid, binding and enforceable obligation of the Company and is in full force and effect, and there exists no material default or event of default or event, occurrence, condition or act, with respect to the Company or, to Company’s Knowledge, with respect to the other contracting party or otherwise, that, with or without the giving of notice, the lapse of the time or the happening of any other event or condition, constitutes a material default or breach by such Person thereunder or would reasonably be expected to (i) become a material default or event of default under or breach or violation of any of the Company Contracts or (ii) result in the loss or expiration of any right or option by the Company (or the gain thereof by any third party) under any of the Company Contracts. True, correct and complete copies of all of the Company Contracts (including any amendments thereto) have been made available to Buyer.

(c) Schedule 3.18(c) sets forth a list of all Company Contracts that require consent of their counterparties to assign or transfer such Company Contracts upon a change of control of Company.

3.19 Insurance. The Company has delivered or made available to Buyer copies of all policies of insurance to which the Company is a party or a named beneficiary or under which the Company or any director of the Company, is or has been covered at any time within one year preceding the date of this Agreement. All policies to which the Company is kparty or that provide coverage to the Company, or any director or officer of the Company are valid and outstanding, and the Company has given proper and timely notice to the applicable insurer of all claims that may be insured thereby. The Company has paid all premiums due, and has otherwise performed all of its obligations, under or in connection with each policy to which the Company is a party or that provides coverage to the Company or any director thereof.

3.20 Labor Matters.

(a) Schedule 3.20(a) contains a complete list of the names of all Persons who are employees or independent contractors of the Company, specifying whether each Person is an employee or an independent contractor. Schedule 3.20(a) also includes a complete list of all employment agreements between the Company and any of its employees.

(b) The Company is in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. The Company is not a party to any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Company.

(c) In accordance with applicable Law, each individual who the Company deems to be an employee of the Company and each individual with whom the Company directly contracts to provide services is, and has been, (A) properly classified as an employee or independent contractor, and (B) paid all wages (including any required overtime pay), deferred compensation, benefits and other compensation for all services performed by such individual. All accrued vacation will be paid to the Company’s employees prior to the Closing.

3.21 Environmental Matters. Except for the Leased Real Property, the Company does not own, operate, lease or control any real property. The Company complies in all material respects with all Environmental Laws. Since May 19, 2017, the Company has not received written notice from any Governmental Authority that the Company, its Business or Assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding hazardous substances.

3.22 Banks and Brokerage Accounts. Schedule 3.22 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto.

3.23 Directors and Officers. Schedule 3.23 lists all officers and directors (or equivalent) of the Company.

3.24 Interests of Related Parties.

(a) Except as set forth on Schedule 3.24(a), no officer, director or Affiliate of the Company or Seller: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, vendor, licensor, lessor, distributor, independent contractor or customer of the Company other than an amount not exceeding five percent (5%) of the issued and outstanding securities of any class of any company whose securities are traded on a national securities exchange or in the over-the-counter market; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) used in the Business of the Company; or (iii) is a party to any Contract or transaction with the Company (other than Benefit Plans).

(b) There are no outstanding notes payable to, accounts receivable from or advances by the Company to or from any officer, director or Affiliate of the Company or Seller in connection with the Business or Assets, and the Company is not otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any such Person other than compensation and benefits to employees and directors, Company credit cards and travel and expense advances in the ordinary course of business.

(c) All Indebtedness that was owed by the Company to Seller has been paid to or forgiven by Seller prior to the Closing.

3.25 Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the Company in favor of any Person, other than powers of attorney granted in connection with Intellectual Property or Indebtedness.

3.26 No Brokers or Finders. Neither the Company nor Seller has incurred and will not incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of the Company or Seller, any liability for brokerage or finders’ fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement, except that Seller engaged Peak Technology Partners in connection with the transactions contemplated by this Agreement and all fees or other amounts payable to Peak Technology Partners will be paid by Seller at Closing or will be deducted from the Purchase Price if not paid by Seller at Closing.

3.27 Payment-Related Representations.

(a) The operations of the Company are and have been conducted at all times in material compliance with all applicable state and federal money transmitter Laws, including, without limitation, Laws issued by the Financial Crimes Enforcement Network and state regulatory agencies. Since May 19, 2017, the Company has not received any written notice of any action or proceeding against it alleging any failure to comply with any applicable state or federal money transmitter law.

(b) The operations of the Company are and have been conducted at all times in material compliance with applicable Law in respect of escheat or unclaimed or abandoned property (“Unclaimed Properly Laws”). Since May 19, 2017, the Company has not received any written communication from any Governmental Authority (or any third party serving as an agent, representative or contractor for a Governmental Authority) inquiring about the Company’s unclaimed property and/or escheat compliance, seeking an abandoned property audit, or alleging that the Company is in violation of applicable Unclaimed Property Laws.

(c) The operations of the Company are and have been conducted at all times in material compliance with applicable U.S. anti-money laundering Laws, including, without limitation, the requirements of the USA PATRIOT Act of 2011, the United States Bank Secrecy Act of 1970, the United States Money Laundering Control Act of 1986, and the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Laws and executive orders administered and enforced by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC’), and any regulations promulgated thereunder (collectively, the “Anti-Money Laundering Laws”), and no proceeding by or before any court or Governmental Authority or any arbitrator involving the Company or any of its Affiliates with respect to Anti-Money Laundering Laws is pending or, to the Company’s Knowledge, threatened. To the Company’s Knowledge, the Company (i) is not under investigation by any Governmental Authority or self-regulatory authority for, nor has it been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (iii) has not had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(d) In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal information”), the Company is and has been since May 19, 2017 in compliance with all applicable Laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance with all Laws relating to data loss, theft and breach of security notification obligations, including, without limitation, the General Data Protection Regulation, EU 2016/679, as amended. Since May 19, 2017, no breach or violation by the Company, or any employee, director, or officer, or, to the Company’s Knowledge, any consultant or advisor of any security policy of the Company with respect to Personal Information has occurred, and, since May 19, 2017, there has been no unauthorized or illegal use of or access to any Personal Information by any Person.

3.28 Exclusivity of Representations. The representations and warranties made by Company and Seller in this Article III are the exclusive representations and warranties made by Company and Seller with respect to the purchase and sale of the Shares. Except for the representations and warranties contained in this Article III neither the Company, Seller nor any other Person has made or makes any other representation or warranty, either written or oral, on behalf of Company or Seller with respect to the purchase and sale of the Shares, as the case may be, and each of Company and Seller hereby disclaims any other express or implied representations or warranties with respect to any matter whatsoever.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants as follows:

4.1 Organization; Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

4.2 Authority; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all action required on the part of Buyer for such execution, delivery and performance has been duly and validly taken. Assuming due execution by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar Laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

4.3 No Conflicts. The execution and delivery by Buyer of this Agreement does not, the performance and consummation by Buyer of the transactions contemplated hereby do not and will not, conflict with or result in a violation or breach of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, agreement or other instrument or obligation to which Buyer is a party or by which Buyer’s assets or properties are bound, or violate any Laws applicable to Buyer or any of Buyer’s assets or properties, in each case, which would adversely affect its ability to consummate the transactions contemplated hereby.

4.4 Legal Proceedings. There is no action, suit, claim, proceeding or investigation pending or threatened against or involving Buyer or its assets or properties in a matter that would adversely affect its ability to perform its obligations under this Agreement, and Buyer knows of no reasonable basis for any of the foregoing.

4.5 No Brokers or Finders. Buyer has not incurred and will not incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of Buyer, any liability for brokerage or finders’ fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement.

4.6 Investment. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Without limitation of any of representation or warranty by Seller and/or the Company herein, Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

ARTICLE V.

DELIVERIES OF SELLER AND COMPANY AND BUYER

5.1 Deliveries of Seller. At or before the Closing, Seller and/or Company, as applicable, shall deliver, or cause to be delivered, to Buyer the following in form and substance satisfactory to Buyer, acting reasonably:

(a) original Share certificate(s) evidencing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(b) a secretary’s certificate of the Company attaching: (i) a copy of the Company’s Organizational Documents (each, as amended through the Closing); and (ii) a certificate, dated within ten (10) Business Days of Closing, from the Delaware Secretary of State establishing the Company is in existence and in good standing in the State of Delaware;

(c) the consents of all counterparties to the Company Contracts listed on Schedule 3.18(c) that require consent prior to a change of control of the Company;

(d) evidence that all assets, including all patents, patent applications or other Intellectual Property, that are necessary to operate the Business previously owned by Seller or any other Person has been transferred to the Company prior to Closing;

(e) a written release from                             of any guarantees from the Company of any obligations under the Senior Secured Credit Agreement dated as of May 3, 2019 and its attachments and any amendments, and evidence that any security agreement (or similar agreement) between the Company and                               and/or Sagard Holdings Manager LP has been terminated as of Closing;

(f) the release of all Liens that                             or any of its affiliates or any other third party, including without limitation, Sagard Holdings Manager LP, has on any of the Company’s assets, intellectual property rights, property or capital stock (including any assets of the Seller transferred to the Company and any assets of the Seller subject to Section 6.11), and a UCC termination statement evidencing such release;

(g) evidence that the necessary filings have been made with the U.S. Patent and Trademarks Office to release all Liens that                             , LogicMark, LLC, Seller, 3D-ID, LLC and/or Sagard Holdings Manager LP have on the patents, patent applications and trademarks that Seller transferred to the Company prior to Closing as contemplated in (d) above;

(h) duly executed resignations, effective as of the Closing Date, of the directors and officers of the Company, as Buyer shall designate;

(i) any and all Permits, Orders of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained;

(j) evidence that the Company has prepared all required documentation to change the authorized signatures on its bank accounts listed on Schedule 3.22 to the Persons designated by Buyer, such that the changes can be implemented immediately following the Closing; and

(k) a copy of the License and Services Agreement signed by Seller.

5.2 Buyer Delivery. Buyer shall deliver to Seller at Closing a copy of the License and Services Agreement signed by the Company.

5.3 Simultaneous Deliveries. The delivery of the documents required to be delivered at the Closing pursuant to this Agreement shall be deemed to occur simultaneously. No delivery shall be effective until each party has received or waived receipt of all the documents that this Agreement entitles such party to receive.

ARTICLE VI.

POST-CLOSING COVENANTS

6.1 [Reserved].

6.2 Post-Closing Notifications. Buyer and Seller will, and each will cause their respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any Governmental Authority having jurisdiction over such Person.

6.3 Tax Returns. The following provisions shall govern the allocation of responsibility as between the parties for certain Tax matters following the Closing:

(a) Seller, at its expense, shall prepare or cause to be prepared and timely file or cause to be timely filed all Income Tax Returns required to be filed by the Company for all Pre-Closing Tax Periods regardless of when they are to be filed. Such Tax Returns shall be prepared in a manner consistent with the past practices of the Company except as required by applicable Law. Seller shall deliver a copy of such Income Tax Returns to Buyer at least fifteen days prior to the date on which such Income Tax Return is required to be filed (taking into consideration applicable extensions) for Buyer’s review and comment, in each case, solely with respect to matters that could adversely affect Buyer or the Company for any period (or portion thereof) beginning after the Closing Date. Buyer shall review such Income Tax Returns within ten (10) days after the delivery of such Income Tax Returns. In connection with Buyer’s review, Seller shall provide or cause to be provided promptly to Buyer information reasonably requested by Buyer or its Affiliates. If Buyer does not submit comments within such review period, Buyer will be deemed to have approved such Income Tax Returns as prepared by Seller. If Buyer submits comments to Seller with respect to matters that could adversely affect Buyer or the Company for any period (or portion thereof) beginning after the Closing Date within such review period, then Buyer and Seller shall negotiate in good faith to resolve any such items disputed in such comments.

(b) Seller, at its expense, shall prepare or cause to be prepared and timely file or cause to be timely filed (i) all Non-Income Tax Returns required to be filed for the Company for all Pre-Closing Tax Periods that are to be filed on or after the Closing Date, and (ii) any and all Tax Returns required to be filed for the Company for a Straddle Period. Seller shall deliver a copy of such Tax Returns to Buyer at least fifteen (15) days prior to the date on which such Tax Return is required to be filed (taking into consideration applicable extensions) for Buyer’s review and comment. In connection with Buyer’ review, Seller shall provide or cause to be provided promptly to Buyer information reasonably requested by Buyer. If Seller does not submit comments within such review period, Seller will be deemed to have approved such Tax Returns as prepared by the Buyer. If Seller submits comments to the Buyer within such review period, the Buyer and Seller shall negotiate in good faith to resolve any such items disputed in such comments. If Buyer and Seller are unable to resolve any such dispute within ten (10) days after Seller provides its comments, the parties shall resolve the dispute in accordance with Section 6.3(c).

(c) In the event Buyer and Seller are unable to agree on any timely-raised issue raised by the other party pursuant to Section 6.3 (a) or (b), Buyer and Seller shall engage a mutually agreed upon impartial nationally recognized firm of independent certified public accountants (the “Designated Accounting Firm”) to resolve the matter, and the Designated Accounting Firm’s determination shall be final and binding on the parties. The Designated Accounting Firm shall resolve the dispute within twenty (20) days after the item has been referred to it. Notwithstanding anything to the contrary in this Section 6.3, the party responsible pursuant to Section 6.3 (a) or (b) for preparing the disputed Tax Return shall be entitled to file on behalf of the Company, or cause to be filed, the applicable Tax Return without having incorporated the disagreed upon changes to avoid a late filing of such Tax Return. If the Designated Accounting Firm’s resolution of the dispute necessitates that a Tax Return filed in accordance with the previous sentence be amended, then the party responsible pursuant to Section 6.3 (a) or (b) for preparing the disputed Tax Return shall cause an amended Tax Return to be filed that reflects such resolution. The fees and expenses of the Designated Accounting Firm shall be borne by each party in the percentage inversely proportionate to the percentage of the total items submitted for dispute that are resolved in such party’s favor.

(d) To the extent permitted or required by Law or administrative practice, the taxable year of the Company shall be treated as closing on (and including) the Closing Date. In the case of any Straddle Period, (i) the amount of any sales or use Tax, employment Tax, withholding Tax, and any Tax based on or measured by income, profits or receipts, in each instance imposed upon or payable by or with respect to the Company for the Pre-Closing Straddle Period shall be determined based on an interim closing of the books of Company as of the end of the Closing Date, and (ii) the amount of any Taxes other than a sales or use Tax, employment Tax, withholding Tax, or Tax based on or measured by income, profits or receipts Taxes of the Company for the Pre-Closing Straddle Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the total number of days in such Straddle Period; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a pro rata per diem basis.

6.4 Liability for Taxes.

(a) Seller shall be liable for and pay, and pursuant to Article VII (and subject to the limitations thereof), shall indemnify and hold harmless Buyer and the Company from and against any and all of the following Taxes (collectively, “Seller Taxes”): (A) Taxes imposed on any or all of the, or for which Seller or any of its Affiliates may otherwise be liable, regardless of the Tax period to which such Taxes relate; (B) Taxes imposed on the Company, or for which the Company may otherwise be liable under Law, for any Pre-Closing Tax Period, or for any Pre-Closing Straddle Period as determined in accordance with Section 6.3(d); (C) [reserved]; (D) Taxes of any member of any “affiliated group” (within the meaning of the Code Section 1504(a) or any similar group defined under a similar provision of federal, state, local or foreign Law) of which the Company (or any predecessor of the Company, whether by merger, conversion or otherwise) was a member on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) or any analogous or similar provision of foreign, state or local Law; (E) Taxes of any other Person for which the Company (or any predecessor of the Company, whether by merger, conversion or otherwise) is or has been liable (or for which such Person has an obligation to pay, fund or reimburse) for any Pre-Closing Tax Period or for any Pre-Closing Straddle Period as determined in accordance with Section 6.3(d), whether as a transferee or successor, by Contract, Law or otherwise; and (F) Transfer Taxes allocated to and payable by Seller pursuant to Section 6.4(b).

(b) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid by Seller when due, and Seller, will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding the foregoing, the Sellers, on the one hand, and the Buyer, on the other hand, shall each pay half of any Transfer Taxes. Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Notwithstanding any provision to the contrary in this Agreement, this Section 6.4(c) shall govern the parties’ rights and responsibilities with respect to a voluntary disclosure or any similar contracts with a Governmental Authority with respect to Taxes of the Company for a Pre-Closing Tax Period. Prior to filing any voluntary disclosure or initiating any similar contacts with a Governmental Authority related to Taxes of the Company for a Pre-Closing Tax Period with any Governmental Authority, Buyer shall notify Seller in writing of its intent to file any such voluntary disclosure or initiate any similar contacts with a Governmental Authority. For a period of thirty (30) days after the receipt of such notice by Seller, the Buyer and Seller shall meet and discuss in good faith the subject matter of such proposed voluntary disclosure and will work to come to agreement regarding what, if anything, should be disclosed. If, at the end of such thirty (30) day period, Buyer and Seller cannot come to agreement regarding such matters, then Buyer shall not at that time be entitled to make such voluntary disclosure or make any Tax filings with respect thereto. If Buyer breaches this Section 6.4(c), then Buyer shall not be entitled to any indemnification with respect to such matter. For the purposes of clarity, nothing in this subSection (c) is intended to restrict Buyer’s right to take any action or make any Tax filings with respect to any Tax period that is not a Pre-Closing Tax Period. In the event Buyer takes action or makes a Tax filing with respect to a Tax period that is not a Pre-Closing Tax Period, and a Governmental Authority inquires or initiates an audit thereafter with respect to a Pre-Closing Tax Period, Buyer will be entitled to indemnification for any resulting Indemnifiable Losses under Section 7.3(a)(iv).

6.5 Buyer or the Company shall be liable for and pay and shall indemnify and hold harmless Seller from and against any and all Taxes that relate to post-Closing Tax periods. Amended Tax Returns. Except as required by Law and subject to Section 6.4(c), none of the Buyer or any of its Affiliates shall (or shall cause or permit the Company to) amend or refile any Tax Return previously filed by the Company without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed. Any dispute between Buyer and Seller with respect to the filing of any such Tax Return shall be resolved in accordance with the procedures set forth in Section 6.3(c).

6.6 Contest Provisions. Each of Buyer and Seller shall promptly notify the other in writing upon receipt (including receipt by Affiliates of Buyer or Seller) of any written notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments or administrative or court proceeding which might reasonably be expected to affect the Tax liabilities of the Company, Seller, or Buyer (a “Tax Proceeding”) with respect to any Pre-Closing Tax Period or any Straddle Period. With respect to a Tax Proceeding that pertains to a Pre-Closing Tax Period, Seller shall have the right to control any such Tax Proceeding, and to employ counsel of its choice at its expense; provided, however, that Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such Tax Proceeding. If Seller does not timely elect to control a Tax Proceeding that pertains to a Pre-Closing Tax Period, Buyer shall have the right to assume control of such Tax Proceeding. With respect to a Tax Proceeding that pertains to a Straddle Period, Seller shall have the sole right to control any such Tax Proceeding, and to employ counsel of its choice at its expense; provided, however, that Seller and its representatives shall be permitted, at Seller’s expense, to be present at, and participate in, any such audit, examination, assessment or proceeding.

6.7 Cooperation. The Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to Section 6.3(a) and Section 6.3(b), and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agree to retain all material books and records with respect to Tax matters pertinent to the Company relating to each taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. Further, Seller agrees to give the Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, upon the reasonable request of the Buyer, the Company, as applicable, shall allow the Buyer (at the sole cost and expense of the Buyer) to make copies of such books and records.

6.8 Other Tax Matters.

(a) All Tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

(b) Buyer and Seller further agree, upon request, to provide the other with all information that either may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

6.9 RELEASES. EFFECTIVE AS OF THE CLOSING, SELLER TO THE FULLEST EXTENT LEGALLY POSSIBLE, HEREBY COMPLETELY AND FOREVER RELEASES, WAIVES AND DISCHARGES, AND SHALL BE FOREVER PRECLUDED FROM ASSERTING, ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES, OF ANY KIND OR NATURE, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHETHER OR NOT HIDDEN OR CONCEALED, THEN EXISTING IN LAW, EQUITY OR OTHERWISE, THAT SUCH PERSON AND ITS AFFILIATES, INCLUDING WITHOUT LIMITATION DERIVATIVELY, TO THE FULLEST EXTENT LEGALLY POSSIBLE, HAS, HAD OR MAY HAVE AGAINST THE COMPANY THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE CLOSING DATE, OTHER THAN) ANY RIGHTS UNDER THIS AGREEMENT. FOR PURPOSES OF CLARITY, THE PROVISIONS OF THIS SECTION 6.9 DO NOT RELEASE OR OTHERWISE WAIVE ANY RIGHTS SELLER MAY HAVE UNDER THIS AGREEMENT.

EFFECTIVE AS OF THE CLOSING, BUYER AND COMPANY TO THE FULLEST EXTENT LEGALLY POSSIBLE, HEREBY COMPLETELY AND FOREVER RELEASE, WAIVE AND DISCHARGE, AND SHALL BE FOREVER PRECLUDED FROM ASSERTING, ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES, OF ANY KIND OR NATURE, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHETHER OR NOT HIDDEN OR CONCEALED, THEN EXISTING IN LAW, EQUITY OR OTHERWISE, THAT BUYER AND COMPANY AND THEIR AFFILIATES, INCLUDING WITHOUT LIMITATION DERIVATIVELY, TO THE FULLEST EXTENT LEGALLY POSSIBLE, HAVE, HAD OR MAY HAVE AGAINST SELLER THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE CLOSING DATE, OTHER THAN) ANY RIGHTS UNDER THIS AGREEMENT. FOR PURPOSES OF CLARITY, THE PROVISIONS OF THIS SECTION 6.9 DO NOT RELEASE OR OTHERWISE WAIVE ANY RIGHTS BUYER MAY HAVE UNDER THIS AGREEMENT.

6.10 Public Announcements. No party hereto shall disclose the terms of or the existence of this Agreement (except to advisors, attorneys, investors, representatives and financing sources who have a need to know or who are otherwise subject to a confidentiality restriction) without the prior written consent of the other parties hereto, except as required by applicable Law. Notwithstanding the foregoing, on or after the Closing Date, Buyer may, at its own expense, issue a news release and other general marketing announcements, in each case, relating to the consummation of the transactions contemplated by this Agreement; provided, however, that Buyer may not disclose the Purchase Price without the consent of Seller.

6.11 Further Assurances. Each party hereto will execute and deliver, both before and after the Closing, such further certificates, agreements and other documents and take such other actions as another party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters; provided, however, that no party shall be required to execute an amendment hereof or to waive any of its rights or any breach hereunder. Without limiting the foregoing, Seller agrees to sign any documents or take any other action necessary, in Buyer’s reasonable opinion, after Closing to ensure that the Company owns all assets, patents, patent applications or other Intellectual Property that were previously owned by Seller and were transferred by Seller to the Company prior to Closing.

6.12 Post-Closing Cooperation. After the Closing, upon reasonable notice and during normal business hours, the parties hereto shall furnish or cause to be furnished to each other and their respective representatives access to such information and assistance relating to the Business within the control of such party as is reasonably necessary for financial reporting, accounting, Tax or other matters.

ARTICLE VII.

INDEMNIFICATION

7.1 Survival of Representations and Warranties and Covenants.

(a) Except as to the representations and warranties contained Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.8, 3.9, 3.13, 3.20 and 3.27 (collectively, the “Fundamental Representations”), each of which shall remain in effect until sixty (60) days after the expiration of the applicable statute of limitations, Seller’s representations and warranties in Article III of this Agreement will remain in effect for eighteen (18) months after the Closing Date. Claims for indemnification under Section 7.3(a)(i) must be brought within such survival periods. Claims for indemnification under Sections 7.3(a)(ii)-(vi) must be brought within sixty (60) days after the expiration of the applicable statute of limitations

(b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect for the applicable statute of limitations.

7.2 Limitation on Liability.

(a) Anything to the contrary herein notwithstanding, no Indemnifying Party shall have any liability under or in connection with this Agreement for Indemnifiable Losses in excess of the Purchase Price, except in the case of Fraud or indemnification under (i) Sections 7.3(a)(iii), (iv), or (v) or (ii) Sections 7.3(b)(iv) or (iv). Seller shall not be liable to Buyer Indemnitees for indemnification under Section 7.3(a)(i) or (ii) until the aggregate amount of all Indemnifiable Losses in respect of indemnification under such Sections exceeds $35,000 (the “Deductible”), in which event the Buyer Indemnitees will be entitled to make a claim against Seller only in the amount by which all Indemnifiable Losses under such Sections exceed the Deductible. The Deductible shall not apply to claims in respect of Indemnifiable Losses arising out of breaches of Fundamental Representations, fraud or indemnification under Sections 7.3(a)(iii), (iv), or (v).

(b) For purposes of this Agreement, (i) “Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii)”Indemnitee” means any Person entitled to indemnification under this Agreement, (iii) “Indemnifying Party” means any Person required to provide indemnification under this Agreement, (iv) “Indernnifiable Losses” means, except as provided below, any and all damages, losses, Liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any Person, including without limitation any Governmental Authority), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys’ fees and expenses in connection therewith (but specifically excluding exemplary or punitive damages, except any such damages awarded in connection with a Third Party Claim), net of any tax benefit or insurance payment received by the Indemnified Party in connection therewith, and (v) “Third Party Claim” means any claim, demand, action or proceeding made or brought by any Person who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

7.3 Indemnification.

(a) Subject to Sections 7.1 and 7.2, Seller agrees to indemnify, defend and hold harmless Buyer, the Company (after the Closing), and their respective directors, managers, officers, partners, Affiliates, employees, agents, equity holders and representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

(i) any inaccuracy in or breach of representation or warranty of Seller or the Company contained in Article III of this Agreement;

(ii) any breach or nonfulfillment of any agreement or covenant of Seller under the terms of this Agreement;

(iii) Seller Taxes, including the failure to pay or withhold and remit any Seller Taxes or the failure to timely file a Tax Return for any Seller Taxes;

(iv) any Indebtedness of the Company to any Person arising or existing or relating to the period prior to the Closing, any Liabilities of the Company arising or existing or relating to the period prior to the Closing, any Liens on any assets of the Company at the Closing other than Permitted Liens, and any Seller Expenses, each to the extent not paid or satisfied prior to or at Closing; and

(v) any Liabilities related to earn-out or other contingent payments payable to the former shareholders of the Company under the Agreement and Plan of Merger dated as of May 19, 2017 by and among Seller, the Company, Fit Merger Sub, and the former shareholders of the Company.

(b) Buyer agrees to indemnify, defend and hold harmless Seller and its directors, officers, Affiliates, partners, employees, agents or representatives, from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of:

(i) any inaccuracy in or breach of representation or warranty of Buyer under the terms of this Agreement or any certificate or other document delivered pursuant hereto;

(ii) any breach or nonfulfillment of any agreement or covenant of Company or Buyer to be performed following Closing under the terms of this Agreement;

(iii) any Third Party Claim arising out of act, error, omission, condition or circumstance of the Company first arising as a result of the operation of the Business after the Closing and not related to a breach of representation or warranty set forth in Article III or Seller’s indemnification obligations hereunder; and

(iv) the failure to pay or withhold and remit any Taxes of the Company or Buyer relating to post-Closing Tax period or the failure to timely file a Tax Return for any Taxes or Buyer relating to post-Closing Tax periods, in each case not relating to a breach of representation or warranty made by Seller or the Company in Article III.

7.4 Defense of Claims.

(a) In order for any Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Third Party Claim, such Indemnitee must notify the Indemnifying Party in writing (and in reasonable detail) of the Third Party Claim promptly (and in no event later than thirty (30) calendar days) following receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, within ten (10) Business Days’ time after the Indemnitee’s receipt thereof, copies of all written notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnitee and the Indemnitee notifies the Indemnifying Party of such Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party if (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnitee for any Indemnifiable Losses resulting from such Third Party Claim subject to the limitations of this Article VII, and (ii) such third Party Claim does not involve any Governmental Authority or request for equitable remedies (collectively, the “Defense Conditions”). The party defending such Third Party Claim shall from time to time apprise the other of the status of the Third Party Claim and shall furnish the other with such documents and information filed or delivered in connection with such claim, Liability or expense as the Indemnitee may reasonably request. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to notify the Indemnitee of its election to assume the defense of the Third Party Claim within ten (10) Business Days after its receipt of written notice of such claim under paragraph (a) of this Section 7.4, or fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) Business Days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, or if any of the Defense Conditions cease to be satisfied for any reason, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all costs or expenses paid or incurred in connection therewith (subject to the limitations of this Article VII), and the Indemnitee shall have the right to compromise or settle such Third Party Claim with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party assumes such defense in accordance with this Section 7.4(b), the Indemnitee shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnifying Party), at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. Subject to the limitations of this Article VII, the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has not assumed the defense thereof in accordance with this Section 7.4(b) (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim as provided above and the ten (10) Business Day period following the date of such notice). Each party shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnitee shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and which releases the Indemnitee in connection, with such Third Party Claim.

ARTICLE VIII.

GENERAL PROVISIONS

8.1 Expenses. All costs and expenses of the parties incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by party incurring such expense; provided, that all expenses of the Company incurred prior to the Closing Date (including on behalf of Seller) relating to the preparation and negotiation of this Agreement paid or agreed to be paid by the Company or for which the Company is otherwise liable shall be deducted from the determination of the Initial Purchase Price as “Seller Expenses” as provided in Section 2.3(c) and on Schedule 2.3(c).

8.2 Amendment. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the Buyer and Seller.

8.3 Waiver. Any term or provision of this Agreement may be waived in writing at any time by Seller or Buyer as such waiver relates to a benefit under this Agreement. Any waiver effected pursuant to this Section 8.3 shall be binding. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement.

8.4 Cumulative Remedies. Except as otherwise expressly stated in this Agreement, the rights and remedies under this Agreement are cumulative and not exclusive of any other rights, remedies, powers and privileges that may be available under this Agreement or otherwise.

8.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or one Business Day following timely deposit with a reputable international overnight courier with express delivery instructions at the address indicated below or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties pursuant to these provisions.

If to Buyer or the Company:

Garmin International, Inc.

1200 E. 151st St.

Olathe, KS 66062

Attention: Associate General Counsel - Corporate

If to Seller:

Nxt-ID, Inc.

1627 U.S. Highway 1

Unit 206

Sebastian, FL 32958

Attention: Chief Executive Officer

8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Scanned and .pdf signatures to this Agreement shall be acceptable and binding.

8.7 Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the Laws of the State of Delaware, without regard to conflicts of law principles.

8.8 Entire Agreement. The terms of this Agreement (including the Exhibits and Schedules hereto and representations or warranties herein) and other documents and instruments referenced herein are intended by the parties as a final expression of their agreement with respect to the subject matter hereof and thereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement.

8.9 No Third Party Rights. Other than Persons entitled to receive indemnification under Article VII, the Persons entitled to the benefits of the release in Section 6.9, the parties hereto do not intend to confer any benefit hereunder on any Person, firm or corporation other than the parties hereto.

8.10 Titles and Headings. Titles and headings of Sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

8.11 Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned by any of the parties without the prior written consent of the other parties, and any attempted assignment without consent shall be void. In the case of Seller, such an assignment shall be deemed to include an assignment by operation of law. Notwithstanding the foregoing, Buyer may designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). In addition, notwithstanding the foregoing, Buyer (A) may assign any or all of its rights and obligations under this Agreement to any buyer of all or substantially all of the assets of Buyer and (B) may assign any or all of its rights under this Agreement to any lender to Buyer or any of its Subsidiaries as security for indebtedness to any such lender.

8.12 Successors and Assigns. This Agreement and the provisions hereof shall be binding upon each of the parties hereto and their permitted successors and assigns.

8.13 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.14 Dispute Resolution. Each party agrees that any suit, action or proceeding brought by such party against the other in connection with or arising from this Agreement (“Judicial Action”) shall be brought against any of the parties only in any United States federal or state court located in the City of Wilmington in the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such Judicial Action and waives any objection to venue laid therein. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.5, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

8.15 Waiver of Jury Trial. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 8.15 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 8.15 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

8.16 Specific Performance. Subject to Article VII, which shall control the parties’ remedies following the Closing, the parties agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

8.17 Certain Interpretive Matters and Definition. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

SELLER:

Nxt-ID, Inc.

By:	/s/ Gino Pereira
Name:	Gino Pereira
Title:	Chief Executive Officer

COMPANY

Fit-Pay, Inc.

By:	/s/ Vincent S. Miceli
Name:	Vincent S. Miceli
Title:	Chief Financial Officer

BUYER:

Garmin International, Inc.

By:	/s/ Cliff Pemble
Name:	Cliff Pemble
Title:	President & CEO

Exhibit A — Form of Project Hendrix License Agreement

[See Attached]